Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T 949.253.0900 F 949.253.0902 klgates.com

December 7, 2020

Veritone, Inc.

575 Anton Blvd., Suite 100

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of up to 3,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which includes 450,000 shares subject to the underwriters’ option to purchase additional shares to cover over-allotments, if any, pursuant to the Registration Statement on Form S-3 (No. 333-225394) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on June 1, 2018 and declared effective by the Commission on June 13, 2018, the related base prospectus dated June 13, 2018 (the “Base Prospectus”) and the prospectus supplement dated December 3, 2020 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder. For purposes of rendering such opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Third Amended and Restated Certificate of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, and (v) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and the authorization for issuance and sale of the Shares, and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

Page 2 December 7, 2020

/s/ K&L Gates LLP

K&L Gates LLP

503891380.2